UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015

Clearwater Ventures, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-195607	46-4902722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8174 Las Vegas Blvd. S., Ste. 109, Las Vegas, NV 89123
(Address of Principal Executive Offices)

(702) 779-9871

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On September 28, 2015, Clearwater Ventures, Inc. (the “Company”) entered into an Agreement of Conveyance, Transfer and Assignment of Membership Interests and Assumption of Obligations (the “Agreement”) with Tuston Brown, the Chief Executive Officer, sole Director and majority shareholder of the Company. The Agreement provides Mr. Brown with an option to purchase all of the membership interests of Clearwater Nevada, LLC, a Nevada limited liability company, a subsidiary of the Company, at such date as shall be further agreed upon in writing by the parties, or upon written notice given by Mr. Brown, at his sole option, on any date which is more than seventy-five (75) days from the date of the Agreement. The Agreement provides that Mr. Brown assumes all liabilities of the subsidiary following such assignment. The Agreement was approved by the Board of Director and majority shareholder of the Company following the transactions described in Items 5.01 and 5.02 below.

Item 5.01 Changes in Control of Registrant.

On September 28, 2015 (the “Closing Date”), Tuston Brown, the Chief Executive Officer, sole Director and majority shareholder of the Company sold an aggregate of 13,987,000 shares of restricted common stock of the Company to Zheng Huijun. Mr. Brown also sold an aggregate of 2,013,000 shares of restricted common stock to several purchasers, none of whom are currently affiliates of the Company, nor would be deemed affiliates as a result of the purchase of such shares. As a result of the transaction described above, Mr. Brown has completely divested of his ownership of common stock of the Company. Mr. Brown remains, however, a director and officer of the Company.

As a result of the transaction described above, Mr. Zheng acquired approximately 77.7% of the total votes entitled to be cast at any meeting of shareholders, giving him voting control of the Company. Mr. Zheng obtained the funds for the purchase of the Company’s common stock in the transaction from its available cash on hand.

The board of directors and shareholders holding a majority of the common stock of the Company approved the transactions described herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)   Appointment of Directors

Effective September 25, 2015, Zheng Huijun and Zheng Shuying were appointed as members of the Board of Directors.

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(b) Appointment of Officers

Effective September 25, 2015, Zheng Huijun was appointed Chairman of the Company and Andy Zhao was appointed Chief Operating Officer of the Company. The Company may hire additional officers in the near future.

The business background descriptions of the newly appointed officer and directors are as follows:

Zheng Huijun

Director (Chairman)

Mr. Huijun ZHENG, 38 years old, has over twenty years of business and investment experience. Mr. Zheng graduated from Hebei Vocational College for Correctional Police with a Diploma in Law. He was part of a partnership that subcontracted mining businesses in North Eastern China from 1992 to 2001. From 2007 to present, Mr. Zheng has served as General Manager of Shijiazhuang Iron Mine Company and Chairman of Hebei Flying Eagle Investment Limited. He has invested into various hospitals including Hebei Sheng Lu Hospital of Gynecology. In 2014, he founded Shengma Jingxin Precautious Health Care Management Limited, which incorporated traditional Chinese medicines with an online activity tracking system.

Zheng Shuying

Director

Ms. Shuying ZHENG, 48 years old, has over 30 years of administration and accounting experience. Ms. Zheng worked as administrative staff for a local leather shoe manufacturer from 1991 to 2000. From 2001 to 2006, Ms. Zheng managed cantering services in Hebei Vocational College for Correctional Police. From 2007 to 2001, she was the Head of Accounting of Huikou Mining Company. In 2007, Ms. Zheng joined Hebei Flying Eagle Investment Limited as Administration Manager. From 2011 to present, she has managed a department store. Ms. Zheng also continues to assist Mr. Zheng in back office work at Shengma Jingxin Precautious Health Care Management Limited.

Andy Zhao

Chief Operating Officer

Mr. Andy Zhao, 43 years old, was trained as Sports Physiotherapy in Shanghai Sports University after he graduated from The University of Shanghai with Bachelor of Business Administration. From 1999 to 2004, Andy acted as Coach of Singapore Youth Rowing Team. He then joined Chiang’s International Group (H.K.) Limited as Managing Director until 2012. Thereafter, he was the Managing Director of Chancellor Wealth Management (H.K.) Co., Ltd. until he joined Shengma Jingxin Precautious Health Care Management Limited in 2014 as CEO. Mr. Zhao has obtained various international professional licenses in physiotherapy, therapist, nutritionist and, sport and fitness training.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearwater Ventures, Inc.

Date: October 2, 2015	By:	/s/ Zheng Huijun
Name: Zheng Huijun
Title: Chairman of the Board of Directors

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